As filed with the Securities and Exchange Commission on November 2, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACUITY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2632672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

(404) 853-1400

(Address, including zip code, of registrant’s principal executive offices)

Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan

Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan

(as amended and restated)

(Full title of plans)

Kenyon W. Murphy

Senior Vice President and General Counsel

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

(404) 853-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$4,000,000		N/A	$4,000,000	$428.00
Deferred Compensation Obligations (3)	$9,000,000		N/A	$9,000,000	$963.00
Common Stock, par value $0.01 per share	300,000		$49.68	$14,904,000	$1,594.73
Preferred Stock Purchase Rights		(4)	N/A	N/A	N/A

(1)	The Deferred Compensation Obligations are unsecured obligations of Acuity Brands, Inc. to pay deferred compensation to directors of the Registrant who participate in the Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan in accordance with its terms.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sales prices per share ($49.68 per share) of common stock, par value $0.01 per share, of Acuity Brands, Inc. as reported on the New York Stock Exchange on October 30, 2006. Such shares may be issued pursuant to the Nonemployee Director Deferred Compensation Plan.
(3)	The Deferred Compensation Obligations are unsecured obligations of Acuity Brands, Inc. to pay deferred compensation to eligible employees of the Registrant who participate in the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan.
(4)	This Registration Statement also covers the associated Preferred Stock Purchase Rights (the “Rights”) issued pursuant to the Stockholder Protection Rights Agreement, between Acuity Brands, Inc. and The Bank of New York, as Successor Rights Agent pursuant to a Letter Agreement dated June 5, 2003. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from shares of common stock, par value $0.01 per share, of Acuity Brands, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement is being filed by Acuity Brands, Inc. (“Acuity,” the “Registrant” or the “Company”) to register (i) $4,000,000 of Deferred Compensation Obligations under the Registrant’s Nonemployee Director Deferred Compensation Plan, (ii) an aggregate of 300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Registrant’s Nonemployee Director Deferred Compensation Plan, and (iii) $9,000,000 of Deferred Compensation Obligations under the Registrant’s 2005 Supplemental Deferred Savings Plan.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees and/or directors of the Registrant as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(a)	Annual Report on Form 10-K for the year ended August 31, 2006; and

(b)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 10, as originally filed with the Securities and Exchange Commission on July 3, 2001, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Deferred Compensation Obligations - Nonemployee Directors Deferred Compensation Plan

The Registrant’s Nonemployee Director Deferred Compensation Plan (the “Director Plan”) is an unfunded deferred compensation arrangement which provides each nonemployee director with an opportunity to elect to defer a portion of his or her annual retainer and meeting fees. Under the terms of the Director Plan, each nonemployee director is required to defer one-half of his or her annual retainer, but may make an election to defer an additional portion of such annual retainer and/or meeting fees. Accordingly, the aggregate amount of a nonemployee director’s compensation to be deferred will be determined by reference to the required deferral and any additional elective deferral made by such director.

Amounts payable under the Director Plan, referred to as the “Director Plan Obligations” of the Company, are unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Director Plan. Any claim by a participant against the Company for a payment from the Director Plan will be treated as a claim of a general and unsecured creditor of the Company. The Company has the sole responsibility for the operation, administration and recordkeeping for the Director Plan.

The mandatory deferrals required by the Director Plan are adjusted to track the investment of the Registrant’s common stock, whether positive or negative. Elective deferrals, which are irrevocable, may be either (i) adjusted to track the investment performance of the Registrant’s common stock or (ii) credited with interest at the prime rate. Participant’s who elect to have their Director Plan Obligations adjusted to track the investment performance of the Registrant’s common stock will have such obligations satisfied in the form of the Registrant’s common stock. Elective deferrals credited with interest at the prime rate will be satisfied in cash. In general, each Director Plan Obligation will be paid in a lump sum or in five substantially equal annual installments, as elected by a participant.

The Director Plan Obligations are not subject to redemption, in whole or in part, prior to payment on the dates specified in the Director Plan. Nonemployee directors may not assign, alienate, commute, or otherwise encumber the Director Plan Obligations under the Director Plan for any purpose whatsoever and any attempt to do so will be disregarded as null and void. However, the Company reserves the right to amend or terminate the Director Plan at any time, but such amendment or termination shall not deprive a nonemployee director of any right accrued prior to the date of the amendment or termination (whichever is applicable) except in certain limited circumstances specified in the Director Plan.

Common Stock

A portion of the Director Plan Obligations will be satisfied in the form of the Registrant’s common stock. The Registrant’s common stock is registered under Section 12 of the Exchange Act.

Deferred Compensation Obligations - 2005 Supplemental Deferred Savings Plan

The Registrant’s 2005 Supplemental Deferred Savings Plan (the “SDSP”) is an unfunded, non-tax qualified deferred compensation arrangement which provides eligible management and highly compensated employees of the Company, each of whom we refer to as an “Eligible Employee,” with an opportunity to make an irrevocable election to defer a portion of his or her cash base compensation and/or cash bonus compensation for payment at a later time. The amount of a participant’s compensation to be deferred for a plan year will be determined under the SDSP based on the Eligible Employee’s election. The Company will also credit a matching contribution in an amount determined under the SDSP for each participant who defers a portion of his or her base compensation for a plan year and is an Eligible Employee on the last day of the plan year. The Company will also credit for each participant who is an Eligible Employee on the last day of the plan year a supplemental contribution of an additional three percent of such participant’s cash base compensation and cash bonus compensation.

The matching contributions and supplemental contributions are subject to a vesting schedule set forth in the SDSP, but become fully vested upon death, Disability or Retirement, as such terms are defined in the SDSP. Each participant’s deferrals will be credited with interest at the prime rate. Participants covered under a supplemental executive retirement plan (currently executive officers of the Company) are not eligible to receive Company contributions.

Amounts payable under the SDSP, which we refer to as the “SDSP Obligations,” are unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the SDSP. Any claim by a participant against the Company for a payment from the SDSP will be treated as a claim of a general and unsecured creditor of the Company. The Company has the sole responsibility for the operation, administration and recordkeeping for the SDSP.

In general, each SDSP Obligation will be paid in a lump sum or in ten substantially equal annual installments, as elected by a participant. Notwithstanding such elections by the participant, payment of the SDSP Obligations to a participant will be accelerated upon certain terminations of service, death or Disability as provided in the SDSP. The Company may in its discretion allow an early payment for a financial hardship (as defined in the SDSP) of the participant.

The SDSP Obligations are not subject to redemption, in whole or in part, prior to payment on the dates specified in the SDSP. Participants may not assign, alienate, commute, or otherwise encumber the SDSP Obligations under the SDSP for any purpose whatsoever and any attempt to do so will be disregarded as null and void. However, the Company reserves the right to amend or terminate the SDSP at any time, but such amendment or termination shall not deprive a participant of any right accrued prior to the date of the amendment or termination (whichever is applicable) except in certain limited circumstances specified in the SDSP.

Item 5. Interest of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

Acuity’s By-laws and Section 145 of the Delaware General Corporation Law, which allows, and in some cases requires, the indemnification of directors and officers under certain circumstances, grant Acuity’s directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Acuity or (ii) by reason of the fact that, while they are or were directors or officers of Acuity, they are or were serving at the request of Acuity as a director, officer or employee of another enterprise. Acuity’s By-laws further provide that an advancement for any such expenses shall only be made upon delivery to Acuity by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Acuity.

Acuity has also entered into indemnification agreements with certain of its directors and officers. These agreements require Acuity to indemnify these directors and officers with respect to their activities as directors or officers of Acuity or when serving at Acuity’s request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal, administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Acuity. Acuity has agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee: (i) the benefits provided by Acuity’s certificate of incorporation and By-laws in effect on the date of the indemnification agreement; (ii) the benefits provided by Acuity’s certificate of incorporation and By-laws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Acuity exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Acuity; and (vi) such other benefits as may be otherwise available to indemnitee under Acuity’s existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Acuity with respect to suits or proceedings arising out of acts or omissions during his service to Acuity. Each indemnitee has agreed to notify Acuity promptly of any proceeding brought or threatened and not to make any admission or settlement without Acuity’s consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 14, 2001 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2004 and incorporated herein by reference.

4.3	Form of Common Stock certificate, filed as Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form 10, filed with the Commission on November 9, 2004 and incorporated herein by reference.

4.4	Stockholder Protection Rights Agreement, dated as of November 12, 2001, between the Registrant and Wells Fargo Bank Minnesota, N.A., filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 14, 2001 and incorporated herein by reference.

4.5	Letter Agreement appointing Successor Rights Agent, dated June 5, 2003, filed as Exhibit 4(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2003 and incorporated herein by reference.

5.1*	Opinion of Kenyon W. Murphy, Esq. regarding legality of shares and obligations being registered.

10.1	Nonemployee Director Deferred Compensation Plan, as amended and restated, filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on July 6, 2006 and incorporated herein by reference.

10.2	2005 Supplemental Deferred Savings Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on October 5, 2006 and incorporated herein by reference.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Kenyon W. Murphy, Esq. (included in Exhibit 5.1)

24.1*	Powers of Attorney

*	Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements of Acuity Brands, Inc. appearing in Acuity Brands, Inc.’s Annual Report (Form 10-K) for the year ended August 31, 2006 (including the schedule appearing therein), and Acuity Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Acuity Brands, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 2nd day of November, 2006.

ACUITY BRANDS, INC.

By:	/s/ Kenyon W. Murphy
Kenyon W. Murphy
Executive Vice President, Chief Administrative
Officer and General Counsel

KNOW ALL MEN BY THESE PRESENTS, pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2006.

Signature	Title
* Vernon J. Nagel	Chairman, President, and Chief Executive Officer

* Richard K. Reece	Executive Vice President and Chief Financial Officer (Principal Financing and Accounting Officer)

* Peter C. Browning	Director

*	Director
John L. Clendenin

*	Director
Jay M. Davis

*	Director
Earnest W. Deavenport, Jr.

*	Director
Robert F. McCullough

*	Director
Julia B. North

*	Director
Ray M. Robinson

*	Director
Neil Williams

* By:	/s/ Kenyon W. Murphy
Kenyon W. Murphy
Attorney-in-Fact

Exhibit Index

Exhibit	Description
4.1	Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 14, 2001 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2004 and incorporated herein by reference.

4.3	Form of Common Stock certificate, filed as Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form 10, filed with the Commission on November 9, 2004 and incorporated herein by reference.

4.4	Stockholder Protection Rights Agreement, dated as of November 12, 2001, between the Registrant and Wells Fargo Bank Minnesota, N.A., filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on December 14, 2001 and incorporated herein by reference.

4.5	Letter Agreement appointing Successor Rights Agent, dated June 5, 2003, filed as Exhibit 4(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2003 and incorporated herein by reference.

5.1 *	Opinion of Kenyon W. Murphy, Esq. regarding legality of shares and obligations being registered.

10.1	Nonemployee Director Deferred Compensation Plan, as amended and restated, filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on July 6, 2006 and incorporated herein by reference.

10.2	2005 Supplemental Deferred Savings Plan filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on October 5, 2006 and incorporated herein by reference.

23.1 *	Consent of Independent Registered Public Accounting Firm

23.2 *	Consent of Kenyon W. Murphy, Esq. (included in Exhibit 5.1)

24.1 *	Powers of Attorney

*	Filed herewith